Exhibit 2

THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF BONDHOLDERS. IF BONDHOLDERS ARE IN ANY DOUBT AS TO THE ACTION THEY SHOULD TAKE, THEY SHOULD CONSULT THEIR OWN INDEPENDENT FINANCIAL ADVISERS.

NOTICE OF MEETING

of the holders of

PETROPAVLOVSK 2010 LIMITED

(incorporated with limited liability in Jersey with registered number 104830)
(the “Issuer”)

U.S.$380,000,000 4.00 per cent. Guaranteed Convertible Bonds due 2015
(of which U.S.$310,500,000 in principal amount remain outstanding)

ISIN: XS0482875811

(the “Existing Bonds”)

convertible into redeemable preference shares

of Petropavlovsk 2010 Limited which are guaranteed by,

and will be exchangeable immediately upon issuance for ordinary shares in,

PETROPAVLOVSK PLC

(incorporated with limited liability in England and Wales with registered number 04343841)

(the “Guarantor”)

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of Schedule 3 (Provisions for Meetings of Bondholders) to the trust deed dated 18 February 2010 (the “Principal Trust Deed”) as supplemented pursuant to a supplemental trust deed dated 7 January 2015 (the “First Supplemental Trust Deed” and, together with the Principal Trust Deed, the “Original Trust Deed”), between the Issuer, the Guarantor and BNP Paribas Trust Corporation UK Limited (the “Existing Bonds Trustee”), in respect of the above-referenced Existing Bonds, a meeting (the “Bondholder Meeting”) of the holders of the Existing Bonds (the “Existing Bondholders”) convened by the Issuer will be held at 11.00 am. on 24 February 2015 at Norton Rose Fulbright LLP, at 3 More London Riverside, London SE1 2AQ, for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as an Extraordinary Resolution in accordance with the provisions of the Original Trust Deed. If within fifteen minutes after such time a quorum is not present, the Bondholder Meeting will be adjourned (at the same location). Unless the context otherwise requires, capitalised terms used in this Notice of Bondholder Meeting (including the Extraordinary Resolution) shall bear the meanings given to them in the Original Trust Deed and/or the Exchange Offer and Consent Solicitation Memorandum of the Issuer dated 2 February 2015 (the “Exchange Offer and Consent Solicitation Memorandum”).

EXTRAORDINARY RESOLUTION

THE TERMS OF THE EXTRAORDINARY RESOLUTION are as follows:

THAT this Meeting of the holders (the “Existing Bondholders”) of the U.S.$380,000,000 4.00 per cent. Guaranteed Convertible Bonds due 2015 (of which U.S.$310,500,000 in principal amount remain outstanding) (the “Existing Bonds”) convertible into redeemable preference shares (the “Preference Shares”) of Petropavlovsk 2010 Limited (the “Issuer”), which are guaranteed by, and will be exchangeable immediately upon issuance for ordinary shares of, Petropavlovsk PLC (the “Guarantor”) (constituted by the trust deed dated 18 February 2010 (the “Principal Trust Deed”) as supplemented pursuant to a supplemental trust deed dated 7 January 2015 (the “First Supplemental Trust Deed” and, together with the Principal Trust Deed, the

“Original Trust Deed”), between the Issuer, the Guarantor and BNP Paribas Trust Corporation UK Limited (the “Existing Bonds Trustee”)) hereby RESOLVES:

(a)          to assent to and approve the modification of (i) the terms and conditions of the Existing Bonds (the “Conditions”) (such terms and conditions being set forth in Schedule 1 (Form of Original Definitive Registered Bond) to the Original Trust Deed), (ii) the paying, transfer, conversion and exchange agency agreement dated 18 February 2010 between the Issuer, the Guarantor, the agents named therein and the Existing Bonds Trustee in respect of the Existing Bonds (the “Original Agency Agreement”); and (iii) the deed poll executed as a deed on 18 February 2010 in favour of the Issuer and the holders of the Preference Shares by the Guarantor (the “Original Deed Poll”), such that each Existing Bond shall be purchased, exchanged or redeemed on the Settlement Date (as defined in the Exchange Offer and Consent Solicitation Memorandum of the Issuer dated 2 February 2015) (the “Modifications”);

(b)          to assent and agree to the Modifications being effected in accordance with and pursuant to the relevant terms of the Original Trust Deed and the Conditions and, for the avoidance of doubt, agree that the Modifications do not constitute and shall not be construed by the Existing Bondholders or the Existing Bonds Trustee as an Event of Default or Potential Event of Default (each as defined in the Original Trust Deed) and do not constitute and shall not be construed by the Existing Bondholders or the Existing Bonds Trustee as any form of waiver of any actual or potential default;

(c)          to authorise, direct, request and empower the Existing Bonds Trustee to concur in and forthwith execute a second supplemental trust deed to the Original Trust Deed (the “Second Supplemental Trust Deed”) and a supplemental paying, transfer, conversion and exchange agency agreement to the Original Agency Agreement (the “Supplemental Agency Agreement”) (each in the form available for inspection) and to consent to the Guarantor and the Issuer, as appropriate, concurring in and executing the Second Supplemental Trust Deed, the Supplemental Agency Agreement and a supplement deed poll to the Original Deed Poll (the “Supplemental Deed Poll”) (in the form available for inspection) to implement the Modifications;

(d)          to sanction and approve every modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of Existing Bondholders appertaining to the Existing Bonds against the Issuer, the Guarantor and the Existing Bonds Trustee involved or resulting from or to be effected by this Extraordinary Resolution (whether or not those rights arise under the Original Trust Deed or the Conditions, the Original Agency Agreement, the Original Deed Poll and their implementation);

(e)          to authorise the Exchange and Tabulation Agent and the Existing Bonds Paying Agent to arrange for any Existing Bonds not previously blocked in the Clearing Systems, to be blocked in the Clearing Systems from the date on which the Effectiveness Condition is satisfied, to facilitate the settlement on the Settlement Date;

(f)          to authorise, direct and empower the Existing Bonds Trustee to concur in taking all steps considered by it in its sole discretion to be necessary, desirable or expedient to carry out and give effect to this Extraordinary Resolution; and

(g)          that each of the Existing Bonds Trustee, the Exchange and Tabulation Agent and the Existing Bonds Paying Agent be discharged and exonerated from all liability for which it may have become or may become liable under the Original Trust Deed, the Original Deed Poll, the Original Agency Agreement, or the Existing Bonds in respect of any act or omission including, without limitation, in connection with this Extraordinary Resolution or its implementation or non-implementation, the Modifications or the implementation of the Modifications even if it is found subsequently there is a defect in the passing of this Extraordinary Resolution or for any reason this Extraordinary Resolution is not binding on current or subsequent Existing Bondholders or their heirs or assignees.

Background

The Exchange Offer and Consent Solicitation Memorandum, a copy of which is available as indicated below, explains the background to and reasons for, gives full details of, and invites Existing Bondholders to approve (at the Bondholder Meeting) the proposals set out in the above Extraordinary Resolution.

Effectiveness Condition

The acceptance of any valid offers to participate in the Cash Underwriting or the Exchange Offer and the effectiveness of the Modifications are subject to the Effectiveness Condition. If the Effectiveness Condition is not satisfied by the Effectiveness Condition Long Stop Date (as defined in the Exchange Offer and Consent Solicitation Memorandum), the Modifications shall not take effect and no participation in the Cash Underwriting or the Exchange Offer shall be effected pursuant to the Offer.

Documents Available for Inspection

Existing Bondholders may, at any time during normal business hours on any day (other than a Saturday or Sunday or a public holiday) on which commercial banks are open for business in London, Jersey, and in the place of the specified office of BNP Paribas Securities Services, Luxembourg Branch as registrar in respect of the Existing Bonds (the “Existing Bonds Registrar”) prior to the Bondholder Meeting, inspect copies of the documents set out below at the offices of the Existing Bonds Paying Agent in respect of the Existing Bonds:

(a)          the Principal Trust Deed;

(b)          the First Supplemental Trust Deed;

(c)          the Original Agency Agreement;

(d)          the Original Deed Poll;

(e)          form of the Second Supplemental Trust Deed;

(f)           form of the Supplemental Agency Agreement;

(g)          form of the Supplemental Deed Poll;

(h)          form of the New Bonds Trust Deed;

(i)           form of the New Bonds Deed Poll; and

(j)           form of the New Bonds Agency Agreement.

Copies of the Exchange Offer and Consent Solicitation Memorandum and the form of proxy (referred to below) are available for collection at the specified offices of the Existing Bonds Paying Agent and the Existing Bonds Registrar.

General

Existing Bondholders should pay particular attention to the requirements in respect of a quorum for the Bondholder Meeting and an adjourned Bondholder Meeting (if applicable) which are set out below. In light of such requirements, Existing Bondholders are strongly urged either to attend the Bondholder Meeting or to take the steps referred to below as soon as possible in order to be represented by proxy at the Bondholder Meeting.

None of Merrill Lynch International as the dealer manager (the “Dealer Manager”), the Issuer, the Guarantor, the Existing Bonds Trustee or the Committed Existing Bondholders express any view or make any recommendations as to the merits of the Extraordinary Resolution or any view on whether the Existing

Bondholders, whether individually or as a class, would be acting in their best interests in voting for or against the Extraordinary Resolution, but the Existing Bonds Trustee has authorised it to be stated that it has no objection to the Extraordinary Resolution being put to Existing Bondholders for their consideration. None of the Existing Bonds Trustee, the Dealer Manager or the Committed Existing Bondholders have been involved in formulating or negotiating the Extraordinary Resolution relating to the Existing Bonds and no such party makes any representation that all relevant information has been disclosed to the Existing Bondholders in or pursuant to the Exchange Offer and Consent Solicitation Memorandum and this Notice. None of the Dealer Manager, the Existing Bonds Trustee or the Committed Existing Bondholders has verified any of the statements made in the Exchange Offer and Consent Solicitation Memorandum or in this Notice. None of the Existing Bonds Trustee, the Dealer Manager or the Committed Existing Bondholders has approved this notice for the purposes of Section 21 of the Financial Services and Markets Act 2000. No responsibility or liability is or will be accepted by the Existing Bonds Trustee, the Dealer Manager or the Committed Existing Bondholders in relation to the accuracy or completeness of this Notice or any other written or oral information made available to any person receiving this Notice or its advisers and any such liability is expressly disclaimed.

Nothing in the Exchange Offer and Consent Solicitation Memorandum or this Notice should be construed as a recommendation to the Existing Bondholders from the Existing Bonds Trustee, the Issuer, the Guarantor, the Dealer Manager or the Committed Existing Bondholders to vote for or against the Extraordinary Resolution. Accordingly, each of the Issuer, the Guarantor, the Dealer Manager, the Existing Bonds Trustee or the Committed Existing Bondholders recommends that Existing Bondholders who are unsure of the impact of the Extraordinary Resolution should seek their own financial and legal advice.

Voting and Quorum

The provisions governing the convening and holding of the Bondholder Meeting are set out in Schedule 3 (Provisions for Meetings of Bondholders) to the Original Trust Deed, a copy of which is available for inspection as described above. The Existing Bonds are currently represented by a global bond (the “Global Bond”) held by and registered in the name of BNP Paribas Securities Services (the “Registered Holder”) as nominee for Euroclear and Clearstream, Luxembourg (the “Clearing Systems”, each a “Clearing System”). Each person (a “Beneficial Owner”) who is the owner of a particular principal amount of the Existing Bonds, as shown in the records of Euroclear or Clearstream, Luxembourg as holder of an interest in the Existing Bonds (“Direct Participants”), should note that such person will not be an Existing Bondholder for the purposes of this Notice and will only be entitled to attend and vote at the Bondholder Meeting or to cause the appointment of a proxy to do so in accordance with the procedures set out below. On this basis, the only Existing Bondholder for the purposes of this Notice of Bondholder Meeting will be the Registered Holder.

Direct Participants who have submitted Voting Instructions to the Clearing Systems and, if applicable, a Direct Participant Election Form to the Exchange and Tabulation Agent, in accordance with the procedures set out in the Exchange Offer and Consent Solicitation Memorandum need take no further action in relation to voting at the Bondholder Meeting in respect of the Extraordinary Resolution. By submitting or delivering duly completed Voting Instructions to the relevant Clearing Systems and, if applicable, a Direct Participant Election Form to the Exchange and Tabulation Agent, the relevant holder of the Existing Bonds instructs the Existing Bonds Paying Agent to appoint one or more representatives of the Exchange and Tabulation Agent as its proxy to attend and to cast the votes corresponding to such Existing Bondholder’s Existing Bonds in favour of the Extraordinary Resolution at the Bondholder Meeting.

The following provisions apply only to Direct Participants who do not submit Voting Instructions or Beneficial Owners who do not have Voting Instructions submitted on their behalf to the relevant Clearing System.

1.           The Registered Holder may by instrument in writing in the English language (a “form of proxy”) in the form available from the office of the Existing Bonds Registrar signed by the Registered Holder or, in the case of a corporation, executed under its seal or signed on its behalf by its duly appointed attorney or a duly authorised officer of the corporation and delivered to the specified office of the Existing Bonds Registrar not less than 48 hours before the time fixed for the Bondholder Meeting, appoint any person (a “proxy”) to act on his or its behalf in connection with the Bondholder Meeting in relation to the Existing Bonds (or any adjourned such meeting).

2.           A proxy so appointed shall so long as such appointment remains in force be deemed, for all purposes in connection with the Bondholder Meeting, to be the holder of the Existing Bonds to which such appointment relates and the Registered Holder of the Existing Bonds shall be deemed for such purposes not to be the holder.

3.           The Beneficial Owner can request through his Direct Participant to appoint the Exchange and Tabulation Agent as proxy to cast the votes relating to the Existing Bonds in which he has an interest at the Bondholder Meeting (or any adjourned such meeting).

4.           Alternatively, Beneficial Owners and Direct Participants who wish a different person to be appointed as their proxy to attend and vote at the Bondholder Meeting (or any adjourned such meeting) should contact the relevant Clearing System to make arrangements for such person to be appointed as a proxy in respect of the Existing Bonds in which they have an interest for the purposes of attending and voting at the Bondholder Meeting in respect of the Existing Bonds (or any adjourned such meeting).

5.           In either case, Beneficial Owners must have made arrangements to vote with the relevant Clearing System by not later than 48 hours before the time fixed for the Bondholder Meeting and within the relevant time limit specified by the relevant Clearing System and request or make arrangements for the Clearing System to block the Existing Bonds in the relevant Direct Participant’s account and to hold the same to the order or under the control of the Exchange and Tabulation Agent.

6.           Notice of any adjourned meeting shall be given in the same manner as notice of the original Bondholder Meeting save that at least 10 days’ notice, containing the information required for the notice of the original meeting shall be given. Such notice shall also state the quorum required at such adjourned meeting.

7.           Any Existing Bond(s) so held or blocked for either of these purposes will be released to the Direct Participant by the relevant Clearing System on the earliest of: (i) the conclusion of the Bondholder Meeting (or, if later, the adjourned such meeting) and (ii) upon such Existing Bonds ceasing in accordance with the procedures of the relevant Clearing System and with the agreement of the Existing Bonds Paying Agent to be held to its order or under its control.

8.           Existing Bondholders are entitled to attend the Bondholder Meeting or to give instructions with respect to the casting of their votes at the Bondholder Meeting whether or not they offer to exchange their Existing Bonds in response to the Exchange Offer.

The Extraordinary Resolution may only be considered at the Bondholder Meeting if the Bondholder Meeting is quorate. The Bondholder Meeting will be quorate if one or more persons being entitled to vote (whether as an Existing Bondholder or as proxy) are present at the Bondholder Meeting who together hold or represent the requisite principal amount of outstanding Existing Bonds satisfying the quorum requirement as set out below.

If within fifteen minutes after the time appointed for the Bondholder Meeting, a quorum is not present, the Bondholder Meeting shall stand adjourned. The adjourned Bondholder Meeting will be subject to lower quorum requirements as set out below.

The quorum requirement is as follows:

Bondholder Meeting	Quorum Requirement

Original Bondholder Meeting	One or more persons present in person holding Existing Bonds or being proxies or representatives and holding or representing in the aggregate not less than two-thirds in principal amount of the Existing Bonds for the time being outstanding.

Adjourned Bondholder Meeting	One or more persons present in person holding Existing Bonds or being proxies or representatives and holding or representing in the aggregate not less than one-quarter in principal amount of the Existing Bonds for the time being outstanding.

Every question submitted to a Bondholder Meeting (or any adjourned such meeting) will be decided in the first instance by a show of hands and, in the case of equality of votes, the chairman shall both on a show of hands and on a poll have a casting vote in addition to the vote or votes (if any) to which he may be entitled as an Existing Bondholder or as a proxy or representative. At a Bondholder Meeting (or any adjourned such meeting), unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman, the Issuer, the Guarantor, the Existing Bonds Trustee or by any one or more persons representing or holding not less than one fiftieth of the aggregate principal amount of the Existing Bonds for the time being outstanding or being a proxy or representative, a declaration by the chairman that the resolution has been carried or carried by a particular majority, or lost, or not carried by any particular majority shall be conclusive evidence of the fact without proof of the number of votes recorded in favour of or against such resolution.

Subject as mentioned in the following paragraph, if at any meeting a poll is so demanded it shall be taken in such manner and, subject as hereinafter provided, either at once or after such an adjournment as the chairman directs. The valid demand for a poll shall not prevent the continuation of the relevant meeting for the transaction of any business other than the question on which the poll has been demanded.

Any poll demanded at any meeting on the election of a chairman or on any question of adjournment shall be taken at the meeting without adjournment.

On a show of hands, every person who is present in person or is a proxy or a registered holder of an Existing Bond shall have one vote.

On a poll, every person who is so present shall have one vote in respect of each U.S.$100,000 in aggregate face amount of the Existing Bonds for the time being outstanding held or represented by him.

Without prejudice to the obligations of the proxies named in any form of proxy, any person entitled to more than one vote need not use all his votes or cast all the votes to which he is entitled in the same way.

Votes in favour of the Extraordinary Resolution must represent a majority of not less than 75 per cent. of the persons voting thereat upon a show of hands or, if a poll is duly demanded, then by a majority consisting of not less than 75 per cent. of the votes cast, for the Extraordinary Resolution to be duly passed.

If passed, the Extraordinary Resolution will be binding upon all Existing Bondholders, whether or not they were present or represented at the Bondholder Meeting (or adjourned such meeting, as applicable) and whether or not they voted at the Bondholder Meeting (or adjourned such meeting, as applicable).

This notice and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

The consent for the Modifications being sought involve the debt securities of a company incorporated under the laws of Jersey and for the equity securities of a company incorporated under the laws of England and Wales, and is subject to Jersey disclosure requirements and English law disclosure requirements, which are different from those of the United States. The financial information included in the Preliminary Offering Circular and the Rights Issue Prospectus both appended to the Exchange Offer and Consent Solicitation Memorandum has been prepared in accordance with International Financial Reporting Standards and thus may not be comparable to financial information of United States companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. The Offer will be made in the United States pursuant to an exemption from the United States tender offer rules provided by Rule 14d-1(c) under the Exchange Act and otherwise in accordance with the requirements of Jersey law and English law. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under United States domestic tender offer procedures and law.

It may be difficult for United States holders of the Existing Bonds to enforce their rights and any claim arising out of the United States federal securities laws, since each of the Issuer and the Guarantor is located in a country other than the United States, and some or all of their respective officers and directors may be residents of a country other than the United States. United States holders of the Existing Bonds may not be able to sue a non-United States company or its officers or directors in a non-United States court for violations of the United States securities laws. Further, it may be difficult to compel a non-United States company and its affiliates to subject themselves to a United States court’s judgment. United States holders of the Existing Bonds should be aware that each of the Issuer and the Guarantor of the Existing Bonds may purchase the Existing Bonds in other transactions, such as in open market or privately negotiated purchases.

This Notice is given by Petropavlovsk 2010 Limited.

Bondholders should contact the following for further information:

DEALER MANAGER
Merrill Lynch International
2 King Edward Street
London EC1A 1HQ
United Kingdom

Email: simon.davy@baml.com	Email: john.m.cavanagh@baml.com
Telephone: +44 (0)20 7995 3759	Telephone: +44 (0)20 7995 3715
Attention: Simon Davy	Attention: John Cavanagh

EXCHANGE AND TABULATION AGENT
Lucid Issuer Services Limited
Leroy House
436 Essex Road
London N1 3QP
United Kingdom

Attention: Sunjeeve Patel / Victor Parzyjagla
Telephone: +44 207 704 0880
Facsimile: +44 207 067 9098
E-mail: petropavlovsk@lucid-is.com

EXISTING BONDS PAYING AGENT
BNP Paribas Securities Service, Luxembourg Branch
H2O Building
33, rue de Gasperich Howald-Hesperange
L-5826
Luxembourg

The Dealer Manager, the Existing Bonds Paying Agent and the Exchange and Tabulation Agent are agents of the Issuer and the Guarantor, and owe no duty to any holder of the Existing Bonds.

Dated: 2 February 2015